Rachlin Cohen & Holtz
Accountants • Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form SB-2/A Pre-effective Amendment No. 4 of our report dated March 10, 2006, except for Notes 3 and 7, as to which the date is April 27, 2006 and Note 2, as to which the date is July 13, 2006 relating to the consolidated financial statements of AdCare Health Systems, Inc. and Subsidiaries as of December 31, 2005 and for each of the two years in the period then ended, and to the reference in the Prospectus and the Registration Statement to Rachlin Cohen & Holtz LLP as experts in auditing and accounting.

Rachlin Cohen & Holtz LLP

RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida
September 7, 2006

Rachlin Cohen & Holtz LLP
450 East Las Olas Boulevard ▪ Suite 950 ▪ Fort Lauderdale, Florida 33301 ▪ Phone 954.525.1040 ▪ Fax 954.525.2004 ▪ www.rachlin.com
An Independent Member of Baker Tilly International
MIAMI ▪ FORT LAUDERDALE ▪ WEST PALM BEACH ▪ STUART